Exhibit 10.1

Exchange Agreement

May 8, 2018

SEACOR Holdings Inc.
2200 Eller Drive, P.O. Box 13038
Fort Lauderdale, Florida 33316

Re:    SEACOR Holdings Inc. Exchange of 3.00% Convertible Senior Notes due 2028

Ladies and Gentlemen:

The undersigned investor (the “Investor”), for itself and on behalf of the beneficial owners listed on Exhibit B.1 hereto (the “Accounts”) for whom the Investor holds contractual and investment authority (each, including the Investor if it is a party exchanging Old Notes (as defined below), an “Exchanging Investor”) hereby agrees to exchange, with SEACOR Holdings Inc., a Delaware corporation (the “Company”), the aggregate amount of the Company’s 3.00% Convertible Senior Notes due 2028, CUSIP 81170YAB5 (the “Old Notes”) set forth in Exhibit B.1 hereto that it beneficially owns for the Company’s 3.25% Convertible Senior Notes due 2030 (the “New Notes”). The Old Notes were issued pursuant to that certain Indenture (the “Existing Indenture”), dated as of November 13, 2013, between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Old Notes Trustee”). The New Notes will be issued pursuant to an Indenture (the “Indenture”), to be dated as of the Closing Date (as defined below), between the Company, as issuer, and Wells Fargo Bank, National Association (in such capacity, the “New Notes Trustee”), substantially in the form set forth as Exhibit A hereto. If only one Exchanging Investor is identified in Exhibit B.1 hereto, then each reference in this Exchange Agreement to “Exchanging Investors” will be deemed to be a reference to such Exchanging Investor identified in Exhibit B.1 hereto, mutatis mutandis.

No cash will be paid to any Exchanging Investor in respect of any accrued and unpaid interest on the Old Notes. The Investor understands that the exchange (the “Exchange”) of the Old Notes for the New Notes is being made without registration under the Securities Act of 1933, as amended (the “Securities Act”), or any securities laws of any state of the United States or of any other jurisdiction, and the New Notes are only being offered to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in reliance on a private placement exemption from registration under the Securities Act.

1.    Exchange Consideration. Subject to the terms and conditions of this Exchange Agreement, the Investor hereby agrees to exchange, and to cause each other Exchanging Investor, if any, to exchange, an aggregate principal amount of the Old Notes set forth on the signature page hereto for New Notes having an aggregate principal amount equal to 100% of such aggregate principal amount of such Old Notes (the “Consideration”).

The Exchange shall occur in accordance with the procedures set forth in Section 3 hereof.

2.    The Closing. The closing of the Exchange (the “Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005, at 10:00

Exhibit 10.1

a.m., New York City time, on the later of (A) May 15, 2018; (B) such date as the conditions to Closing set forth in Section 6 are satisfied or waived; and (C) such other time and place as the Company and the Investor may agree (such later date, the “Closing Date”).

3.    Exchange. Subject to the terms and conditions of this Exchange Agreement, the Investor hereby, for itself and on behalf of each Exchanging Investor, sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in such portion of the Old Notes as indicated on Exhibit B.1 hereto, waives any and all other rights with respect to such Old Notes, and under the Existing Indenture with respect thereto, and releases and discharges the Company from any and all claims the Investor and the Accounts may now have, or may have in the future, arising out of, or related to, such Old Notes, including, without limitation, any claims arising from any existing or past defaults under the Existing Indenture, or any claims that the Investor or any Exchanging Investor is entitled to receive additional interest with respect to the Old Notes.

The Depository Trust Company (“DTC”) will act as securities depositary for the New Notes. At or prior to 9:30 a.m., New York City time, on the Closing Date, the Investor agrees to direct the eligible DTC participant through which each Exchanging Investor holds a beneficial interest in the Old Notes to submit a withdrawal instruction through DTC’s Deposits and Withdrawal at Custodian (“DWAC”) program to the Old Notes Trustee), for the aggregate principal amount of the Old Notes to be exchanged pursuant to this Exchange Agreement (the “DWAC Withdrawal”).

At or prior to 9:30 a.m. New York City time on the Closing Date, the Investor agrees to direct the eligible DTC participant through which each Exchanging Investor previously held a beneficial interest in the Old Notes (or any other DTC participant of its choosing) to submit a deposit instruction through DTC’s DWAC program to the New Notes Trustee, for the aggregate principal amount of New Notes (the “New Notes DWAC Deposit”), it is entitled to receive pursuant to this Exchange Agreement, or comply with such other settlement procedures mutually agreed in writing by the Investor and the Company. The New Notes will not be delivered until a valid DWAC Withdrawal of the Old Notes has been received and accepted by the Old Notes Trustee. If the Closing does not occur, any Old Notes submitted for DWAC Withdrawal will be returned to the DTC participant that submitted the withdrawal instruction in accordance with the procedures of DTC. The Investor acknowledges that each DWAC Withdrawal and New Notes DWAC Deposit must be posted on the Closing Date and that if it is posted before the Closing Date, then it will expire unaccepted and must be resubmitted on the Closing Date.

For the convenience of each Exchanging Investor, attached hereto as Exhibit B.2 is a summary of the delivery instructions that must be followed to settle the Exchange through DTC.

The Investor acknowledges and understands that other investors are participating in similar exchanges, each of which contemplates a DWAC Withdrawal and a New Notes DWAC Deposit. The Company intends to complete the New Notes DWAC Deposit concurrently for all investors who have submitted valid DWAC Withdrawals and New Notes DWAC Deposits by the deadline above. In the event that the Investor complies with the deadline above for the DWAC Withdrawal and other investors do not, the Company will use its commercially reasonable efforts to ensure that the New Notes are delivered to the Investor pursuant to the New Notes DWAC Deposit on the Closing Date. However, in the event that such New Notes are not delivered on the Closing Date,

Exhibit 10.1

the Company will use its best efforts to ensure that they will be delivered on the business day immediately following the Closing Date or as soon as reasonably practicable thereafter.

On the Closing Date, subject to satisfaction of the conditions precedent specified in this Exchange Agreement, including the provisions of the preceding paragraph, and the prior receipt of a valid (A) DWAC Withdrawal conforming with the aggregate principal amount of the Old Notes to be exchanged and (B) New Notes DWAC Deposit, the Company hereby agrees to execute the New Notes, and direct the New Notes Trustee to authenticate and, by acceptance of the New Notes DWAC Deposit, deliver, the New Notes (or comply with such other settlement procedures mutually agreed in writing by the Company and the New Notes Trustee), in each case to the DTC account specified on Exhibit B.1 to this Exchange Agreement. If (x) the Old Notes Trustee is unable to locate the DWAC Withdrawal or the New Notes Trustee is unable to locate the New Notes DWAC Deposit or (y) the DWAC Withdrawal or the New Notes DWAC Deposit does not conform to the Old Notes or the New Notes, respectively, to be exchanged or issued, as applicable, pursuant to this Exchange Agreement, the Company will promptly notify the Investor. If, because of the occurrence of an event described in either clause (x) or (y), the New Notes are not delivered on the Closing Date, they will be delivered on the business day following the Closing Date (or as soon as reasonably practicable thereafter) on which the Old Notes Trustee is able to locate the DWAC Withdrawal or the New Notes Trustee is able to locate the New Notes DWAC Deposit, as applicable (in the case of clause (x)), or the DWAC Withdrawal or New Notes DWAC Deposit conforms to the Old Notes or the New Notes, respectively (in the case of clause (y)).

All questions as to the validity and acceptance of the Old Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding.

All authority herein conferred or agreed to be conferred in this Exchange Agreement shall survive the dissolution of the Investor, and any representation, warranty, undertaking and obligation of the Investor hereunder shall be binding upon the trustees in bankruptcy, legal representatives, successors and assigns of the Investor.

4.    Representations and Warranties of the Company. The Company represents and warrants to the Exchanging Investors that:

(a)    The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is currently being conducted and to own its assets. The Company has full power and authority to consummate the Exchange and to enter into this Exchange Agreement and perform all obligations required to be performed by the Company hereunder.

(b)    Each New Note to be issued pursuant to this Exchange Agreement and the Indenture has been duly authorized by the Company and, when issued, authenticated and delivered in the manner provided for in the Indenture and in this Exchange Agreement, will be validly issued, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a

Exhibit 10.1

proceeding at law or in equity, and will be entitled to the benefits of the Indenture. Upon the Company’s delivery of the New Notes to any Exchanging Investor pursuant to the Exchange, such New Notes shall be free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances, title retention agreements, options, preemptive rights, equity or other adverse claims thereto (collectively, “Liens”) created by the Company other than those created under the Indenture.

(c)    The Indenture has been duly authorized by the Company and, when duly authorized, executed and delivered in accordance with its terms by the New Notes Trustee, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

(d)    The Exchange, the issuance of the New Notes and the other transactions contemplated thereby will not (A) materially contravene any law, rule or regulation binding on the Company or any subsidiary thereof or any judgment or order of any court or arbitrator or governmental or regulatory authority applicable to the Company or any such subsidiary, (B) constitute a material breach or violation or result in a default under any material loan agreement, mortgage, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it is bound or (C) constitute a breach or violation or result in a default under the certificate of incorporation or bylaws of the Company.

(e)    No material consent, approval, authorization, order, license, registration or qualification of or with any court or governmental or regulatory authority is required for the execution, delivery and performance by the Company of its obligations under this Exchange Agreement, the Indenture and the New Notes and the consummation of the transactions contemplated by this Exchange Agreement, the Indenture and the New Notes, except (i) such as have been obtained or made (or will, at the Closing, have been obtained or made) by the Company, or (ii) such as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(f)    This Exchange Agreement has been duly authorized, executed and delivered by the Company.

(g)    Subject to the terms of the Indenture, the New Notes will be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), cash or a combination of shares of Common Stock and cash, at the Company’s election. The Company has duly authorized and reserved a number of shares of Common Stock for issuance upon conversion of the New Notes equal to the maximum number of such shares issuable upon conversion (assuming full “Physical Settlement” of the New Notes upon conversion and the maximum increase to the “Conversion Rate” in connection with any “Make-Whole Fundamental Change” (each, as defined in the Indenture) applies) (the “Conversion Shares”), and, when such Conversion Shares are issued upon conversion of the New Notes in accordance with the terms of the New Notes and the Indenture, such Conversion Shares will be validly issued, fully paid and non-assessable, and the issuance of any such Conversion Shares will not be subject to any preemptive or similar rights. Upon the Company’s delivery of any Conversion Shares to any Exchanging Investor pursuant to the Indenture,

Exhibit 10.1

such Conversion Shares shall be free and clear of all Liens created by the Company other than those created under the Company’s charter and by-laws related to compliance with the Jones Act.

(h)    At or before the Closing, the Company will have submitted to the New York Stock Exchange a Supplemental Listing Application with respect to the Conversion Shares and will have received an executed counterparty thereto from the New York Stock Exchange. The Company will use its commercially reasonable efforts to maintain the listing of the Conversion Shares on the New York Stock Exchange.

(i)    Assuming the accuracy of the representations and warranties of the Investor, made on behalf of itself and the Exchanging Investors, (A) the issuance of the New Notes in exchange for the Old Notes pursuant to this Exchange Agreement is exempt from the registration requirements of the Securities Act, (B) when issued pursuant to this Exchange Agreement, the New Notes will be freely transferable without restrictions as to volume and manner of sale pursuant to Rule 144 under the Securities Act by any Investor that is not an affiliate of the Company (as defined in Regulation D under the Securities Act), (C) based on applicable laws and regulations as of the Closing Date, the issuance of the Conversion Shares in exchange for the New Notes pursuant to the Indenture is exempt from the registration requirements of the Securities Act, and (D) based on applicable laws and regulations as of the Closing Date, when issued pursuant to the Indenture, the Conversion Shares will be freely transferable without restrictions as to volume and manner of sale pursuant to Rule 144 under the Securities Act by any Investor that is not an affiliate of the Company (as defined in Regulation D under the Securities Act). When issued pursuant to this Exchange Agreement, the New Notes will be issued with an “unrestricted” CUSIP number. When issued pursuant to the Indenture, the Conversion Shares will be issued to any Investor that is not an affiliate of the Company (as defined in Regulation D under the Securities Act) with an “unrestricted” CUSIP number.

(j)    Assuming the accuracy of the representations and warranties of the Investor, made on behalf of itself and the Exchanging Investors, it is not necessary to qualify the Indenture under the Trust Indenture Act of 1939, as amended, in connection with the Exchange.

(k)    The Company is not and, after giving effect to the transactions contemplated by this Exchange Agreement, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder.

(l)    The Covered SEC Filings (as defined below), taken as a whole, do not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used herein, “Covered SEC Filings” means each of the following documents, in the form they have been filed with the SEC and including any amendments thereto filed with the SEC: (w) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017; (x) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018; (y) those portions of the Company’s 2018 Proxy Statement on Schedule 14A that are incorporated by reference into the Annual Report referred to in clause (w) above; and (z) the Company’s Current Reports on Form 8-K (excluding any Current Reports or portions thereof that are furnished, and not filed, pursuant to

Exhibit 10.1

Item 2.02 or Item 7.01 of Form 8-K, and any related exhibits) filed with the SEC after December 31, 2017.

(m)    The Company understands that, unless the Company notifies the Investor in writing to the contrary at or before the Closing, each of the Company’s representations and warranties contained in this Exchange Agreement will be deemed to have been reaffirmed and confirmed as of the Closing.

5.    Representations and Warranties of the Investor. The Investor hereby, for itself and on behalf of each Exchanging Investor, represents and warrants to and covenants with the Company that:

(a)    The Investor, for itself and on behalf of each Exchanging Investor, has full power and authority to exchange, sell, assign and transfer the Old Notes to be exchanged hereby and to enter into this Exchange Agreement and perform all obligations required to be performed by the Investor or such Exchanging Investor hereunder.

(b)    Each of the Exchanging Investors is and, immediately before the Closing, will be the beneficial owner of the Old Notes set forth on Exhibit B.1. None of the Investor or any other Exchanging Investor, if any, is, as of the date of this Exchange Agreement, or, at the Closing, will be, and, at no time during the three months preceding the date of this Exchange Agreement or preceding the Closing, was a “person” that is an “affiliate” of the Company (as such terms are defined in Rule 144 under the Securities Act). To the knowledge of the Investor, no Exchanging Investor acquired any of the Old Notes from an Affiliate of the Company.

(c)    When the Old Notes are exchanged pursuant to this Exchange Agreement, the Company will acquire good, marketable and unencumbered title to the Old Notes, free and clear of all Liens.

(d)    The Exchange will not (A) contravene any material law, rule or regulation binding on the Investor or any of the Exchanging Investors or any investment guideline or restriction applicable to the Investor or any of the Exchanging Investors, or (B) constitute a breach or violation or result in a default under the organizational documents of the Investor or any Exchanging Investor or any material loan agreement, mortgage, lease or other agreement or instrument to which the Investor or any Exchanging Investor is a party or by which it is bound.

(e)    The Investor and each Exchanging Investor is a resident of the jurisdiction set forth on Exhibit B.1 attached to the Exchange Agreement.

(f)    The Investor and each Exchanging Investor will comply with all applicable laws and regulations in effect in any jurisdiction in which the Investor or any of the Exchanging Investors acquires New Notes pursuant to the Exchange and will obtain any consent, approval or permission required for such purchases, acquisitions or sales under the laws and regulations of any jurisdiction to which the Investor or any of the Exchanging Investors is subject or in which the Investor or any Exchanging Investor acquires New Notes pursuant to the Exchange.

(g)    The Investor and each Exchanging Investor acknowledges that no person has been authorized to give any information or to make any representation concerning the Company or the Exchange other than as contained in this Exchange Agreement, the Covered SEC Filings, and the

Exhibit 10.1

Comparison of Terms attached hereto as Exhibit D. The Company takes no responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may provide to the Investor or any Exchanging Investor.

(h)    The Investor and each Exchanging Investor understands and accepts that the New Notes to be acquired in the Exchange involve risks. Each of the Investor and the Exchanging Investors has such knowledge, skill and experience in business, financial and investment matters that such person is capable of evaluating the merits and risks of the Exchange and an investment in the New Notes. With the assistance of each Exchanging Investor’s own professional advisors, to the extent that the Exchanging Investor has deemed appropriate, each Exchanging Investor has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the New Notes and the consequences of the Exchange and this Exchange Agreement. Each Exchanging Investor has considered the suitability of the New Notes as an investment in light of its own circumstances and financial condition, and each of the Investor and the Exchanging Investor is able to bear the risks associated with an investment in the New Notes.

(i)    The Investor confirms that it and each Exchanging Investor is not relying on any statement (written or oral), representation or warranty made by the Company, SunTrust Robinson Humphrey, Inc. (“SunTrust”) or any of their respective affiliates as investment, tax or other advice or as a recommendation to participate in the Exchange and receive the Consideration in exchange for Old Notes. The Investor confirms that it and each Exchanging Investor has read the Indenture relating to the New Notes and has not relied on any statement (written or oral) of the Company, SunTrust or any of their respective affiliates as to the terms of the New Notes. It is understood that neither the Company, SunTrust nor any of their respective affiliates is acting or has acted as an advisor to the Investor or any Exchanging Investor in deciding whether to participate in the Exchange and to exchange Old Notes for the Consideration.

(j)    The Investor confirms that none of the Company, SunTrust or any of their respective affiliates have (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the New Notes or (B) made any representation to the Investor or any Exchanging Investor regarding the legality of an investment in the New Notes under applicable investment guidelines, laws or regulations. In deciding to participate in the Exchange, each of the Investor and the Exchanging Investors is not relying on the advice or recommendations of the Company or SunTrust, or their respective affiliates, and has made its own independent decision that the terms of the Exchange and the investment in the New Notes is suitable and appropriate for it.

(k)    Each of the Investor and the Exchanging Investors is familiar with the business and financial condition and operations of the Company and has had the opportunity to conduct its own investigation of the Company and the New Notes. Each of the Investor and the Exchanging Investors has had access to and reviewed the Covered SEC Filings and such other information concerning the Company and the New Notes it deems necessary to enable it to make an informed investment decision concerning the Exchange. Each of the Investor and the Exchanging Investors has been offered the opportunity to ask questions of the Company and received answers thereto, as it deems necessary to enable it to make an informed investment decision concerning the Exchange.

Exhibit 10.1

(l)    Each of the Investor and the Exchanging Investors understands that no federal or state agency has passed upon the merits or risks of an investment in the New Notes or made any recommendation or endorsement of an investment in or made any finding or determination concerning the fairness or advisability of this investment or the consequences of the Exchange and this Exchange Agreement.

(m)    Each Exchanging Investor and each account for which it is acting is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and represents, agrees and acknowledges that it was not formed for the specific purpose of investing in the New Notes or any subsequent conversion or exchange thereof. Each of the Investor and the Exchanging Investors agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the Exchange.

(n)    Each Exchanging Investor is acquiring the New Notes solely for such Exchanging Investor’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the New Notes in violation of the Securities Act. Each of the Investor and the Exchanging Investors understands that the offer and sale of the New Notes have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of the Investor and the Exchanging Investors and the accuracy of the other representations made by the Investor, for itself and on behalf of each Exchanging Investor, in this Exchange Agreement. Each of the Investor and the Exchanging Investors understands that the Company and its affiliates are relying upon the representations and agreements contained in this Exchange Agreement (and any supplemental information) for the purpose of determining whether the Exchange meets the requirements for such exemptions.

(o)    The Investor acknowledges that the terms of the Exchange have been mutually negotiated between the Investor and the Company.

(p)    The Investor acknowledges that it and each Exchanging Investor understands that the Company intends to pay SunTrust a fee in respect of the Exchange.

(q)    The Investor will, upon request, execute and deliver, for itself and on behalf of any Exchanging Investor, any additional documents deemed by the Company, the Old Notes Trustee or the New Notes Trustee to be reasonably necessary or desirable to complete the exchange, assignment and transfer of the Old Notes to be exchanged pursuant to this Exchange Agreement, subject to applicable laws and regulations.

(r)    The Investor understands that, unless the Investor notifies the Company in writing to the contrary at or before the Closing, each of the Investor’s representations and warranties, on behalf of itself and each Exchanging Investor, contained in this Exchange Agreement will be deemed to have been reaffirmed and confirmed as of the Closing, taking into account all information received by the Investor and each Exchanging Investor.

(s)    The Investor was given a meaningful opportunity to negotiate the terms of the
Exchange.

Exhibit 10.1

(t)    The Investor’s and each Exchanging Investor’s participation in the Exchange was not conditioned by the Company on the Investor or any Exchanging Investor’s exchange of a minimum principal amount of Old Notes for the Consideration.

(u)    Neither the Investor nor any Exchanging Investor has an ownership interest equal to or greater than either 5% of the number of shares of Common Stock of the Company or 5% of the voting power outstanding of the Company, in each case, before the initial issuance of the securities issued in the Exchange.

(v)    The Investor had a sufficient amount of time to consider whether to participate in the Exchange, and neither the Company nor SunTrust, nor any of their respective affiliates or agents, has placed any pressure on the Investor to respond to the opportunity to participate in the Exchange.

(w)    No later than one (1) business day after the date hereof, the Investor agrees to deliver to the Company settlement instructions substantially in the form of Exhibit B.1 attached to the Exchange Agreement for each of the Exchanging Investors.

(x)    The Investor acknowledges and agrees that it and each Exchanging Investor has not transacted, and will not transact, in any securities of the Company, including, but not limited to, any hedging transactions, from the time the Investor was first contacted by the Company or SunTrust with respect to the transactions contemplated by this Exchange Agreement until 8:30 a.m. New York City time on the first business day following the date of this Agreement. Solely for purposes of this Section 5(x), subject to the Investor’s compliance with its obligations under the U.S. federal securities laws and the Investor’s internal policies, (a) “Investor” shall not be deemed to include any employees, subsidiaries, desks, groups or Affiliates of the Investor that are effectively walled off by appropriate “Fire Wall” information barriers approved by the Investor’s legal or compliance department (and thus such walled off parties have not been privy to any information concerning the transactions contemplated hereby), and (b) the foregoing representations and covenants of this Section 5(x) shall not apply to any transaction by or on behalf of an account that was effected without the advice or participation of, or such account’s receipt of information regarding the transactions contemplated hereby provided by, the Investor.

(y)    The Investor acknowledges and agrees that SunTrust has not acted as a financial advisor or fiduciary to the Investor or any Exchanging Investor and that SunTrust and its respective directors, officers, employees, representatives and controlling persons have no responsibility for making, and have not made, any independent investigation of the information contained herein or in the Company’s SEC filings and make no representation or warranty to the Investor or any Exchanging Investor, express or implied, with respect to the Company, the Old Notes or the New Notes or the accuracy, completeness or adequacy of the information provided to the Investor or any Exchanging Investor or any other publicly available information, nor shall any of the foregoing persons be liable for any loss or damages of any kind resulting from the use of the information contained therein or otherwise supplied to the Investor or any Exchanging Investor.

(aa)    If the Investor is exchanging any Old Notes and acquiring New Notes as a fiduciary or agent for one or more accounts (including any Accounts that are Exchanging Investors), it represents that (A) it has the requisite investment discretion with respect to each such account, (B) it has full

Exhibit 10.1

power to make the foregoing representations, warranties and covenants on behalf of such account; and (C) it has contractual authority with respect to each such account.

6.    Conditions to Obligations of the Investor and the Company. The obligations of the Investor to deliver (or cause to be delivered) the Old Notes and of the Company to deliver the Consideration are subject to the satisfaction at or prior to the Closing of the following conditions precedent: the representations and warranties of the Company contained in Section 4 hereof and of the Investor, for itself and on behalf of the Exchanging Investors, contained in Section 5 hereof shall be true and correct as of the Closing in all respects with the same effect as though such representations and warranties had been made as of the Closing. The obligation of the Company to deliver the Consideration is further subject to the conditions precedent set forth in Section 3 hereof and the prior receipt by the Company of a valid (a) DWAC Withdrawal conforming with the aggregate principal amount of the Old Notes to be exchanged and (b) the New Notes DWAC Deposit, each through the DWAC program in accordance with this Exchange Agreement.

7.    Covenant and Acknowledgment of the Company. (A) As of the date hereof the Company is not aware of (and has not provided, and will not provide, to the Investor) any material non-public information regarding the Company, other than any material non-public information relating to the Exchange; and (B) the Company hereby agrees to publicly disclose on or before 8:30 a.m., New York City time, on the first business day after the date hereof (such time and date, the “Release Time”), the exchange of the Old Notes contemplated by this Exchange Agreement and similar exchange agreements in a press release or Current Report on Form 8-K. The Company hereby acknowledges and agrees that, as of the Release Time, none of the information provided by the Company to the Investor or any Exchanging Investor in connection with the Exchange will constitute material non-public information. The Company will, on or before the second business day following the final Closing, file a Current Report on Form 8-K publicly disclosing the exchange of the Old Notes as contemplated by this Exchange Agreement and similar exchange agreements.

8.    Waiver, Amendment. Neither this Exchange Agreement nor any provisions hereof shall be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

9.    Assignability. Neither this Exchange Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company, on the one hand, or the Investor or any Exchanging Investor, on the other hand, without the prior written consent of the other party.

10.    Taxation. The Investor acknowledges that, if an Exchanging Investor is a United States person for U.S. federal income tax purposes, either (i) the Company must be provided with a correct taxpayer identification number (“TIN”) (generally a person’s social security or federal employer identification number) and certain other information on a properly completed and executed Internal Revenue Service (“IRS”) Form W-9, which is provided herein on Exhibit C attached to the Exchange Agreement, or (ii) another basis for exemption from backup withholding must be established. The Investor further acknowledges that, if an Exchanging Investor is not a United States person for U.S. federal income tax purposes, the Company must be provided the appropriate properly completed and executed IRS Form W-8, attesting to that non-U.S. Exchanging Investor’s foreign status and certain other information, including information establishing an exemption from withholding under

Exhibit 10.1

Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended. The Investor further acknowledges that any Exchanging Investor may be subject to 30% U.S. federal withholding or 24% U.S. federal backup withholding on certain payments made to such Exchanging Investor unless such Exchanging Investor properly establishes an exemption from, or a reduced rate of, such withholding or backup withholding.

11.    Waiver of Jury Trial. EACH OF THE COMPANY, THE INVESTOR AND THE EXCHANGING INVESTORS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS EXCHANGE AGREEMENT.

12.    Governing Law. This Exchange Agreement shall be governed by and construed in accordance with the laws of the State of New York.

13.    Section and Other Headings. The section and other headings contained in this Exchange Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Exchange Agreement.

14.    Counterparts. This Exchange Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. Delivery of an executed signature page to this Exchange Agreement by facsimile or other electronic transmission (including .pdf format) shall be effective as delivery of a manually executed counterpart hereof.

15.    Notices. All notices and other communications to the Company provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by nationally recognized overnight courier service or by registered or certified mail, return receipt requested, postage prepaid to the following addresses, or in the case of the Investor, the address provided on the signature page below (or such other address as either party shall have specified by notice in writing to the other):

If to the Company:    SEACOR Holdings Inc.

2200 Eller Drive, P.O. Box 13038
Fort Lauderdale, Florida 33316
Attn: General Counsel with a copy to:
David Zeltner, Esq.
Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, New York 10005

16.    Binding Effect. The provisions of this Exchange Agreement shall be binding upon and accrue to the benefit of the parties hereto and the Exchanging Investors and their respective heirs, legal representatives, successors and permitted assigns.

Exhibit 10.1

17.    Notification of Changes. The Investor hereby covenants and agrees to notify the Company upon the occurrence of any event prior to the Closing that would cause any representation, warranty, or covenant of the Investor, made on behalf of itself and each Exchanging Investor, contained in this Exchange Agreement to be false or incorrect.

18.    Severability. If any term or provision of this Exchange Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Exchange Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

19.    Reliance by SunTrust. SunTrust, acting as financial advisor to the Company, may rely on each representation and warranty of the Company and of the Investor, made on behalf of itself and each Exchanging Investor, herein or pursuant to the terms hereof with the same force and effect as if such representation or warranty were made directly to SunTrust. SunTrust shall be a third-party beneficiary of this Exchange Agreement to the extent provided in this Section
19.

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IN WITNESS WHEREOF, the undersigned has executed this Exchange Agreement as of the date first written above.

Investor:

Legal name

By: Name
Title

Investor Address:

Telephone:

Country (and, if applicable, State) of Residence:

Taxpayer Identification Number:

SEACOR Holdings Inc.

By: Name
Title

Exhibit A

Form of Indenture

Indenture dated as of May 15, 2018, between SEACOR Holdings Inc. and Wells Fargo Bank, National Association, as trustee (including therein Form of 3.25% Convertible Senior Notes Due 2030) filed with the Securities and Exchange Commission on May 16, 2018 as Exhibit 4.1 to the Company’s Current Report on Form 8-K.

Exhibit B.1

Exchanging Investor Information
(Complete the Following Form for Each Exchanging Investor)

Legal Name of Exchanging Holder:

Aggregate principal amount of Old Notes to be exchanged (must be a multiple of $1,000):	$ ,000

Exchanging Holders Address:

Telephone:

Country (and, if applicable, State) of Residence:

Taxpayer Identification Number:

Account for Old Notes	Account for New Notes
DTC Participant Number:	DTC Participant Number:

DTC Participant Name:	DTC Participant Name:

DTC Participant Phone Number:	DTC Participant Phone Number:

DTC Participant Contact Email:	DTC Participant Contact Email:

Account # at DTC Participant:

EXHIBIT B.2

Exchange Procedures

NOTICE TO INVESTOR

Attached are Investor Exchange Procedures for the settlement of the exchange (the “Exchange”) of 3.00% Convertible Senior Notes due 2028, CUSIP 81170YAB5 (the “Old Notes”) of SEACOR Holdings Inc. (the “Company”) for the Company’s 3.25% Convertible Senior Notes due 2030 (the “New Notes”), pursuant to the Exchange Agreement, dated as of May 8, 2018, between you and the Company, which is expected to occur on May 15, 2018. To ensure timely settlement, please follow the instructions for the Exchange as set forth on the following page.

Your failure to comply with the attached instructions may delay your receipt of New Notes.

If you have any questions, please contact Terence O’Malley of SunTrust Robinson
Humphrey, Inc. at (212) 590-0919.

Thank you.

Delivery of Old Notes

You must direct the eligible DTC participant through which you hold a beneficial interest in the Old Notes to post on May 15, 2018, no later than 9:30 a.m., New York City time, withdrawal instructions through DTC via DWAC for the aggregate principal amount of Old Notes (CUSIP
#81170YAB5) set forth in Exhibit B.1 of the Exchange Agreement to be exchanged. It is important that this instruction be submitted and the DWAC posted on May 15, 2018; if it is posted before May 15, 2018, then it will expire unaccepted and will need to be re-posted on May 15, 2018.

To receive New Notes

You must direct your eligible DTC participant through which you wish to hold a beneficial interest in the New Notes to post on May 15, 2018, no later than 9:30 a.m., New York City time, a deposit instruction through DTC via DWAC for the aggregate principal amount of New Notes to which you are entitled pursuant to the Exchange. It is important that this instruction be submitted and the DWAC posted on May 15, 2018; if it is posted before May 15, 2018, then it will expire unaccepted and will need to be re-posted on May 15, 2018.

Closing

On May 15, 2018, after the Company receives your Old Notes and your delivery instructions as set forth above, and subject to the satisfaction of the conditions to Closing as set forth in your Exchange Agreement, the Company will deliver your New Notes in accordance with the delivery instructions above.

Exhibit C

Under U.S. federal income tax law, a holder who exchanges Old Notes for the Consideration generally must provide such holder’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (attached hereto) or otherwise establish a basis for exemption from backup withholding. A TIN is generally an individual holder’s social security number or a holder’s employer identification number. If the correct TIN is not provided, the holder may be subject to a $50 penalty imposed by the IRS. In addition, certain payments made to holders may be subject to U.S. backup withholding tax (currently set at 24% of the payment). If a holder is required to provide a TIN but does not have the TIN, the holder should consult its tax advisor regarding how to obtain a TIN. Certain holders are not subject to these backup withholding and reporting requirements. Non-U.S. Holders generally may establish their status as exempt recipients from backup withholding by submitting a properly completed applicable IRS Form W-8 (available from the Company or the IRS at www.irs.gov), signed, under penalties of perjury, attesting to such holder’s exempt foreign status. U.S. backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS. Holders are urged to consult their tax advisors regarding how to complete the appropriate forms and to determine whether they are exempt from backup withholding or other withholding taxes.

Exhibit D

Comparison of Terms
(See Attached)

Convertible Exchange - Comparison of Principal Term of the Notes
The summary below describes and compares the principal terms of the 3.00% Convertible Notes due 2028 (the “existing notes”) and the 3.25% convertible senior notes due 2030 (the “new notes”). Certain of the terms of the existing notes and the new notes described below are subject to important limitations and exceptions that are set forth in the indenture for the applicable notes. Unless the context indicates otherwise, the terms “SEACOR,” “we,” “our,” “us” and “Company” refer to SEACOR Holdings Inc. and not to its subsidiaries. “Common Stock” refers to the common stock, par value $.01 per share, of SEACOR.
The below does not contain all of the information that may be important to you in deciding whether to exchange your existing notes. You must conduct your own investigation of SEACOR and the exchange, and consult with your legal, tax and other advisors in deciding to exchange your existing notes.

Item	Existing 3.00% Convertible Notes due 2028	New 3.25% Convertible Senior Notes due 2030
Issuer	SEACOR Holdings Inc., a Delaware corporation.	SEACOR Holdings Inc., a Delaware corporation.
Securities Offered	3.00% Convertible Senior Notes due 2028.	3.25% Convertible Senior Notes due 2030.
Maturity Date	November 15, 2028 unless earlier repurchased, redeemed or converted.	May 15, 2030 unless earlier repurchased, redeemed or converted.
Issue Price	Cash at 100% of their principal amount.	To be issued in exchange for the existing notes at an exchange ratio of 1:1 in principal amount.

Interest
3.00% per year. Interest will accrue from the date of issuance of the existing notes or from the most recent date to which interest has been paid or duly provided for, and will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2014.
In addition, beginning with the semiannual interest period commencing on November 15, 2020, contingent interest will accrue on the existing notes during any semiannual interest period in which the arithmetic average of the trading prices of the existing notes for each trading day during the 10 consecutive trading days beginning on, and including, the 12th scheduled trading day immediately preceding the first day of such semiannual period is greater than or equal to the upside trigger (which will initially be set at $1,200 per $1,000 principal amount of existing notes), in which case such contingent interest will be payable at a rate per annum equal to 0.45% of such arithmetic average of the trading prices. We will also pay contingent interest at any time the existing notes are outstanding in the event that we pay an extraordinary cash dividend or distribution to all or substantially all holders of our common stock that our board of directors designates as payable with respect to the existing notes.
We may pay additional interest on the existing notes at our election as the sole remedy for a specified period of time for our failure to satisfy certain reporting covenants set forth in the indenture. In addition, we will be required to pay additional interest under certain circumstances if the existing notes fail to become freely tradable within certain time periods.

3.25% per year. Interest will accrue from November 15, 2017 or from the most recent date to which interest has been paid or duly provided for, and will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2018.
Holders exchanging their existing notes for new notes will receive, on May 15, 2018, accrued and unpaid interest through that date on their exchanged existing notes, notwithstanding the exchange. If settlement of the new notes occurs after May 15, 2018, then, in lieu of a cash payment upon settlement of the exchange for accrued and unpaid interest on the existing notes being exchanged, interest will accrue on the new notes from, and including, May 15, 2018 to, but excluding, the settlement date of the exchange at the coupon rate borne on the existing notes (3.00% per annum).Accordingly, no separate cash payment for accrued interest on the existing notes being exchanged will be made at the settlement of the exchange.
Beginning with the semiannual interest period commencing on May 15, 2025, contingent interest will accrue on the existing notes during any semiannual interest period in which the arithmetic average of the trading prices of the existing notes for each trading day during the 10 consecutive trading days beginning on, and including, the 12th scheduled trading day immediately preceding the first day of such semiannual period is greater than or equal to the upside trigger (which will initially be set at $1,200 per $1,000 principal amount of existing notes), in which case such contingent interest will be payable at a rate per annum equal to 0.45% of such arithmetic average of the trading prices. We will also pay contingent interest at any time the existing notes are outstanding in the event that we pay an extraordinary cash dividend or distribution to all or substantially all holders of our common stock that our board of directors designates as payable with respect to the existing notes.
We may pay additional interest on the new notes at our election as the sole remedy for a specified period of time for our failure to satisfy certain reporting covenants set forth in the indenture.
The new notes will be issued with an unrestricted CUSIP number and, accordingly, will not provide for the payment of additional interest for the failure of the new notes to become freely tradable.

Optional Redemption
We may not redeem the existing notes prior to November 19, 2018, and no sinking fund is provided for the existing notes. On or after November 19, 2018, we may from time to time redeem any or all of the existing notes for cash, except for any existing notes that we are required to repurchase pursuant to a fundamental change repurchase offer or at the election of holders upon specified dates. The redemption price for the existing notes will equal 100% of the principal amount of the existing notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

We may not redeem the new notes prior to May 15, 2022, and no sinking fund is provided for the new notes. On or after May 15, 2022, we may from time to time redeem all or part of the new notes for cash, except for the new notes that we are required to repurchase pursuant to a fundamental change repurchase offer or at the election of holders on the purchase date described below. However, unless the redemption date occurs on or after May 15, 2025, we may call the notes for redemption only if the last reported sale price per share of our common stock exceeds 130% of the conversion price of the new notes for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice. The redemption price for the new notes to be redeemed will equal 100% of the principal amount of the new notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, calling any new notes for redemption on a redemption date occurring before May 15, 2025 will constitute a make- whole fundamental change, which will require us to increase the conversion rate in certain circumstances for a specified period of time.

Conversion Rights	Holders may convert their existing notes at their option prior to the close of business on the business day immediately preceding August 15, 2028, but only under the following circumstances:	Holders may convert their new notes at their option prior to the close of business on the business day immediately preceding February 15, 2030, but only under the following circumstances:

• during any fiscal quarter commencing after March 31, 2014 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;
• during the five consecutive business day period after any five consecutive trading day period (such five consecutive trading day period, the “measurement period”) in which the trading price per $1,000 principal amount of existing notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day;

• during any fiscal quarter commencing after September 30, 2018 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;
• during the five consecutive business day period after any five consecutive trading day period (such five consecutive trading day period, the “measurement period”) in which the trading price per $1,000 principal amount of new notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day;

• upon the occurrence of specified corporate events or distributions; or	• upon the occurrence of specified corporate events or distributions; or
• If we call any existing notes for redemption, at any time until the close of business on the second business day immediately preceding the redemption date.	• If we call any new notes for redemption, at any time until the close of business on the second business day immediately preceding the redemption date.

On or after August 15, 2028, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their existing notes at any time, regardless of the foregoing circumstances.

On or after February 15, 2030, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their new notes at any time, regardless of the foregoing circumstances.

Notwithstanding the foregoing, in order to facilitate our compliance with the provisions of the Jones Act (as defined below) related to ownership of our common stock by non-U.S. citizens (within the meaning of the Jones Act), receipt of shares of our common stock upon conversion by non-U.S. citizens (within the meaning of the Jones Act) is subject to certain limits set forth in the indenture.

Notwithstanding the foregoing, in order to facilitate our compliance with the provisions of the Jones Act (as defined below) related to ownership of our common stock by non-U.S. citizens (within the meaning of the Jones Act), receipt of shares of our common stock upon conversion by non-U.S. citizens (within the meaning of the Jones Act) is subject to certain limits set forth in the indenture.

The initial conversion rate is 7.9362 shares of common stock per $1,000 principal amount of existing notes (equivalent to an initial conversion price of approximately $126.00 per share of common stock), subject to customary adjustments. In addition, following the occurrence of certain corporate events, we will, in certain circumstances, increase the conversion rate for a holder that converts its existing notes in connection with such corporate event.

The conversion rate will initially equal 13.1920 shares of common stock per $1,000 principal amount of new notes (equivalent to an initial conversion price of approximately $75.80 per share of common stock), subject to customary adjustments. In addition, following the occurrence of certain corporate events on or before May 15, 2025 that constitute a “make- whole fundamental change,” we will, in certain circumstances, increase the conversion rate for a holder that converts its new notes in connection with such corporate event.

Settlement Upon Conversion
We may elect to pay or deliver, as the case may be, to holders in full satisfaction of our conversion obligation:
• solely shares of our common stock, together with cash in lieu of fractional shares, which we refer to as a “physical settlement”;
• solely cash without any delivery of shares of our common stock, which we refer to as a “cash settlement”; or
• a combination of cash and shares of our common stock, which we refer to as a “combination settlement”.
The amount of cash, if we elect cash settlement, or the amount of cash and the number of shares of our common stock, if any, if we elect a combination settlement, will be based on the daily conversion values over a 50 consecutive trading day “observation period.” All conversions occurring on or after August 15, 2028 will be settled using the same settlement method. Prior to August 15, 2028, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. That is, we may choose on one trading day to settle conversions in physical settlement, and choose on another trading day cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting through the trustee of such settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or, in the case of any conversions occurring on or after August 15, 2028, no later than August 15, 2028).

We may elect to pay or deliver, as the case may be, to holders in full satisfaction of our conversion obligation:
• solely shares of our common stock, together with cash in lieu of fractional shares, which we refer to as a “physical settlement”;
• solely cash without any delivery of shares of our common stock, which we refer to as a “cash settlement”; or
• a combination of cash and shares of our common stock, which we refer to as a “combination settlement”.
The amount of cash, if we elect cash settlement, or the amount of cash and the number of shares of our common stock, if any, if we elect a combination settlement, will be based on the daily conversion values over a 50 consecutive trading day “observation period.” All conversions occurring on or after February 15, 2030 will be settled using the same settlement method. Prior to February 15,2030, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. That is, we may choose on one trading day to settle conversions in physical settlement, and choose on another trading day cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting through the trustee of such settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or, in the case of any conversions occurring on or after February 15, 2030, no later than February 15, 2030).

Fundamental Change
If we undergo a “fundamental change,” subject to certain conditions, you may require us to purchase for cash all or part of your existing notes. The fundamental change purchase price will equal 100% of the principal amount of the existing notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

If we undergo a “fundamental change,” subject to certain conditions, you may require us to purchase for cash all or part of your new notes. The fundamental change purchase price will equal 100% of the principal amount of the new notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Repurchase on Specified Dates
Holders may require us to purchase some or all of the existing notes for cash on November 19, 2020 and November 20, 2023 at a purchase price equal to 100% of the principal amount of the existing notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable purchase date.

Holders may require us to purchase some or all of the new notes for cash on May 15, 2025 at a purchase price equal to 100% of the principal amount of the new notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the purchase date.

Ranking	The existing notes are our senior unsecured obligations and will rank:	The new notes will be our senior unsecured obligations and will rank:
	• senior in right of payment to any of our existing and future indebtedness that is expressly subordinated to the existing notes;	• senior in right of payment to any of our existing and future indebtedness that is expressly subordinated to the new notes;
	• equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;	• equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;
	• effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and	• effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries, as well as to any of our existing or future indebtedness that may be guaranteed by any of our subsidiaries to the extent of any such guarantee.

• structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries, as well as to any of our existing or future indebtedness that may be guaranteed by any of our subsidiaries to the extent of any such guarantee.

Events of Default
Except for certain exceptions, if an event of default with respect to the existing notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the existing notes plus premium, if any, and accrued and unpaid interest, if any. In addition, the principal amount of the existing notes plus premium, if any, and accrued and unpaid interest, if any, will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Except for certain exceptions, if an event of default with respect to the new notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the new notes plus premium, if any, and accrued and unpaid interest, if any. In addition, the principal amount of the new notes plus premium, if any, and accrued and unpaid interest, if any, will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Book-Entry Form
The existing notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the existing notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

The new notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the new notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Transfer Restrictions; Absence of a Public Market for the Notes	The existing notes currently trade with an unrestricted CUSIP number.	The new notes will be initially issued with an unrestricted CUSIP number.
No Listing of Notes; Listing of Common Stock	The new notes are not list on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “CKH”.	We do not intend to apply for listing of the new notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “CKH”.
Trustee, Paying Agent, Conversion Agent and Bid Solicitation Agent	Wells Fargo Bank, National Association.	Wells Fargo Bank, National Association.